Exhibit 15

November 5, 2003

IDACORP, Inc.
Idaho Power Company
Boise, Idaho

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended September 30, 2003 and 2002, as indicated in our reports dated November 5, 2003; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, are incorporated by reference in IDACORP, Inc.'s Registration Statement Nos. 333-64737, 333-83434 and 333-103917 on Form S-3 and Registration Statement Nos. 333-65157, 333-65406 and 333-104254 on Form S-8 and Idaho Power Company's Registration Statement No. 333-103812 on Form S-3 and Registration Statement No. 333-66496 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boise, Idaho